Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Avon Products, Inc. of our report dated February 23, 2016, except with respect to our opinion on the consolidated financial statements as it relates to the effects of the change in the composition of reportable segments as discussed in Note 12 and the effects of the change in presentation of debt issuance costs as discussed in Note 2, as to which the date is October 11, 2016, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Avon Products, Inc.'s Current Report on Form 8-K, dated October 11, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
October 11, 2016